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                                                                     (d)(1)(iii)

(ING FUNDS LOGO)

November 1, 2006

ING Funds
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

     By our execution of this letter agreement, we hereby notify you that, during periods when any current and future series of ING Equity Trust, ING Global Advantage and Premium Opportunity Fund, ING Funds Trust, ING Investment Funds, Inc., ING Investors Trust, ING Mayflower Trust, ING Mutual Funds, ING Risk Managed Natural Resources Fund, ING Senior Income Fund, ING Variable Insurance Trust, ING Variable Products Trust, ING VP Natural Resources Trust, and any future mutual fund company ("ING Funds") are managed by ING Investments, LLC and sub-advised by ING Investment Management Co. invests in ING Institutional Prime Money Market Fund or any other affiliated money market fund as we may identify in writing (the "Underlying Fund"), ING Investments, LLC will waive fees with respect to the assets invested in the Underlying Fund. The waiver will be equal to the advisory fee received by ING Investments, LLC from the Underlying Fund attributable to the assets that the ING Funds invest in the Underlying Fund.

     Please indicate your agreement to this Waiver by executing below in the place indicated.

                                        Very sincerely,


                                        By: /s/ Todd Modic
                                            ------------------------------------
                                            Todd Modic
                                            Senior Vice President
                                            ING Investments, LLC


Agreed and Accepted:
ING Funds


By: /s/ Robert S. Naka
    ---------------------------------
    Robert S. Naka
    Executive Vice President

7337 E. Doubletree Ranch Rd.        Tel: 480-477-3000       ING Investments, LLC
Scottsdale, AZ 85258-2034           Fax: 480-477-2700
                                    www.ingfunds.com